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                                                                     EXHIBIT 4.3

                        WILSONS THE LEATHER EXPERTS INC.
                             7401 BOONE AVENUE NORTH
                             BROOKLYN PARK, MN 55428

                                                                January 14, 2002

Bricoleur Capital Management LLC
12230 El Camino Real
Suite 100
San Diego, CA 92130

     RE:  AMENDMENT TO THE COMMON STOCK PURCHASE AGREEMENT AND
          THE REGISTRATION RIGHTS AGREEMENT

Ladies and Gentlemen:

     Reference is hereby made to Section 2.1 of the Common Stock Purchase Agreement, dated as of January 10, 2002 (the "PURCHASE AGREEMENT"), by and among Wilsons The Leather Experts Inc. (the "COMPANY") and the Purchasers (as defined therein). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     Notwithstanding anything to the contrary set forth in Section 2.1(a) of the Purchase Agreement, subject to the satisfaction or waiver by the Purchasers of the conditions set forth in Section 2.3 of the Purchase Agreement, the Closing for the purchase and sale of the Shares (as contemplated by the Purchase Agreement) shall occur at such time as the parties hereto agree but in no event later than 12:00 p.m. (New York time) on January 23, 2002. The parties hereto agree that the Per Share Purchase Price shall be $11.00.

     The parties further agree that, notwithstanding anything to the contrary set forth in the Registration Rights Agreement, dated as of January 10, 2002 (the "REGISTRATION RIGHTS AGREEMENT"), by and among the Company and the Purchasers, the Filing Date with respect to the initial Registration Statement (each as defined in the Registration Rights Agreement) shall be no later than February 13, 2002.

     Except as expressly amended hereby, the Purchase Agreement and the Registration Rights Agreement shall continue in full force and effect in accordance with the provisions thereof. This letter and its validity, construction and performance shall be governed in all respects by the law of the State of New York without giving effect to any conflict of law provision thereof.

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     This letter may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                       WILSONS THE LEATHER EXPERTS INC.

                                       By: /s/ Peter G. Michielutti
                                           -------------------------------------
                                           Name: Peter G. Michielutti
                                           Title: Senior Vice President and
                                                  Chief Financial Officer


ACCEPTED AND AGREED:

BRICOLEUR CAPITAL MANAGEMENT L.L.C.

By: /s/ Robert M. Poole
    -----------------------------------
    Robert M. Poole, Managing Director

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